Exhibit 107
Calculation of Filing Fee Tables

Form S-8

(Form Type)

CAMP4 Therapeutics Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	CAMP4 Therapeutics Corporation 2024 Equity Incentive Plan – Common Stock, $0.0001 par value per share	Other – 457(c) and 457(h)	604,832 shares(2)	$5.26(3)	$3,181,416.32	0.0001531	$487.08
Equity	CAMP4 Therapeutics Corporation 2024 Employee Stock Purchase Plan – Common Stock, $0.0001 par value per share	Other – 457(c) and 457(h)	201,610 shares(4)	$5.26(3)	$1,060,468.60	0.0001531	$162.36
	Total Offering Amounts				$4,241,884.92		$649.44
	Total Fee Offsets
	Net Fee Due						$649.44

(1)Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Act”) this Registration Statement also covers such additional shares of common stock, par value $0.0001 per share (“Common Stock”) as may be issued to prevent dilution from stock splits, stock dividends, recapitalization and other similar transactions.
(2)Represents 604,832 additional shares of Common Stock reserved for issuance under the CAMP4 Therapeutics Corporation 2024 Equity Incentive Plan (the “2024 Plan”) on January 1, 2025, pursuant to an “evergreen” provision contained in the 2024 Plan, which provides that on January 1st of each year during the term of the 2024 Plan beginning in 2025, the number of shares of Common Stock available for issuance under the 2024 Plan will automatically increase in an amount equal to the lesser of (A) five percent of the number of shares of Common Stock outstanding as of the immediately preceding December 31st and (B) the number of shares of Common Stock determined by the board of directors of the Registrant on or prior to such date for such year.
(3)Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Act based on the average of the high and low prices of the Registrant’s Common Stock as reported on the Nasdaq Global Market on March 20, 2025 to be $4.80 and $5.71, respectively.
(4)Represents 201,610 additional shares of Common Stock reserved for issuance under the CAMP4 Therapeutics Corporation 2024 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2025, pursuant to an “evergreen” provision contained in the ESPP, which provides that on January 1st of each year during the term of the ESPP beginning in 2025, the number of shares of Common Stock available for issuance under the ESPP will automatically increase in an amount equal to the lesser of (A) one percent of the number of shares of Common Stock outstanding as of the immediately preceding December 31st and (B) the number of shares of Common Stock determined by the board of directors of the Registrant on or prior to such date for such year.